Exhibit 10.2
                                                       ------------


                            AGREEMENT


          AGREEMENT, dated as of March 6, 1997, between JERICHO
STATE CAPITAL CORP. OF FLORIDA ("JSCCF"), a Florida corporation, and TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC. ("TASA"), a
Delaware corporation.

                      W I T N E S S E T H :
                      - - - - - - - - - -

          WHEREAS, TASA agrees to retain JSCCF to act as its investment banker and financial consultant in connection with TASA's business affairs and JSCCF is willing to undertake to provide such services as hereinafter fully set forth.

          NOW, THEREFORE, in consideration of the premises contained herein, the parties agree as follows:

     1.  Term.
         ----

          The term of this Agreement shall be for one (1) year from the date first written above, which term shall be renewed automatically for additional one-year terms, unless written notice to terminate service is received by one party from the other not less than 30 days before the then expiration of then applicable term. This Agreement may be canceled at any time for any reason whatsoever, by either party, by the giving of at least 30 days' prior written notice.

     2.  Nature of Services.
         ------------------

          JSCCF will render assistance and advice to TASA on matters relating to the growth and financing goals of TASA and in connection therewith, JSCCF shall:

          (a) seek to find strategic partners and/or financing entities to assist TASA in its projects;

          (b) attend meetings of TASA's Board of Directors and other such meetings when so requested by TASA;

          (c) make itself available for financial public relations and marketing consulting;

          (d) arrange introductions to various broker/dealers who may be interested in knowing more about TASA, including its goals and aspirations;

          (e) attend with TASA whenever possible, all meetings with proposed major investors or lenders; and

          (f) an understanding that JSCCF's work will not include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of a certified public accountant.

          3.   Responsibilities of TASA.
               ------------------------

          TASA shall provide JSCCF with appropriate financial and business information about TASA as requested by JSCCF. In addition, executive officers and directors of TASA shall make themselves available for personal consultations with JSCCF and certain third parties, subject to reasonable prior notice, pursuant to the request of JSCCF.

          4.  Compensation.
              ------------

          JSCCF's fees for the above described services will be as follows:

          (a) TASA shall issue one or more Warrants to JSCCF providing for the purchase of up to Two Hundred Fifty Thousand (250,000) shares of TASA's common stock at a purchase price per share equal to the closing bid price of TASA's common stock on the date of this Agreement. Such Warrants shall be exercisable for a period of five (5) years from the date first written above (the "JSCCF Warrants").

          (b) The Warrants may be exercised from time to time, in whole or in part, by the Warrant holder by giving written notice to TASA. Such notice shall specify the number of shares of common stock with respect to which the Warrants are then being exercised. Payment of such shares shall be made by cash or check payable to TASA either (A) accompanying the notice of exercise, or (B) against delivery by TASA of the certificate(s) representing the shares pursuant to the exercise.

          (c) If at any time commencing after the date hereof and expiring five (5) years thereafter, TASA proposes to register any of its securities under the Securities Act of 1933, as amended, it will give written notice by registered mail, at least thirty (30) days prior to the filing each of such registration statements, to JSCCF and its counsel. If JSCCF or other holders of at least 50% of the outstanding JSCCF Warrants and/or securities underlying JSCCF Warrants notify TASA within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, TASA shall afford JSCCF and such holders of JSCCF Warrants and/o shares underlying such JSCCF Warrants the opportunity to have any such securities registered under such registration statement; provided, however, that TASA shall not
                          -----------------
               be obligated to do so more than twice; and
               provided, further, that if any such registration
               -----------------
               relates to a firmly underwritten offering for the account of TASA and if the managing underwriter of such offering advises TASA in writing that, in its opinion, inclusion of such shares as requested by JSCCF or the other holders of the JSCCF Warrants would adversely affect such offering, then such shares shall, to such extent, be excluded from such registration, on such basis as TASA shall determine to be fair and equitable.

          (d) In the event that TASA receives equity or debt financing, acquires or merges with another entity, as a result of JSCCF's efforts and/or introductions, TASA will pay JSCCF the following finders fee: 5% of the first $1,000,000; 4% of the second $1,000,000; 3% of the third $1,000,000; 2%
               of the fourth $1,000,000 and 1% of any
               remuneration received in excess of $4,000,000, whether received in cash or in kind. TASA's obligation to pay compensation pursuant to this paragraph (d) shall apply to any transaction resulting from JSCCF's efforts or introductions which is consummated during the term of this Agreement or within twelve (12) months following the termination of this Agreement. TASA shall not be obligated to compensate JSCCF in accordance with this paragraph (d) which is not consummated because of default by the other party thereto prior to consummation, the failure of any conditions precedent to consummation which conditions are not within TASA's control, the failure of the Board of Directors of TASA to approve such transaction or unsatisfactory results of a due diligence investigation by TASA. JSCCF shall not be entitled to compensation with respect to introductions to individuals, companies or other entities with whom TASA has had previous contacts or discussions. JSCCF acknowledges and agrees that if TASA receives equity or debt financing, acquires or merges with another entity as a result of joint efforts between JSCCF and Meyers Pollock Robbins, Inc., then TASA shall not be required to pay duplicative fees to JSCCF and Meyers Pollock Robbins, Inc., and any fees payable by TASA pursuant to this Section shall be shared by JSCCF and Meyers Pollock Robbins, Inc. in such proportions as JSCCF and Meyers Pollock Robbins, Inc. shall agree and shall direct TASA in writing.

          (e) JSCCF will be reimbursed for all documented reasonable out-of-pocket expenses incurred in the performance of its responsibilities outlined above. All expenses over $500.00 will be pre-approved by TASA.

          5.  Indemnification.
              ---------------

          (a) TASA shall indemnify JSCCF and its affiliates and their respective directors, officers, employees, agents and controlling persons (JSCCF and each such other person and entity being an "Indemnified Party" for purposes of this Section) from and against any and all losses, claims, damages and liabilities, jointly or severally, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise related to or arising out of any transaction contemplated by this Agreement and the performance by JSCCF of the services contemplated by this Agreement, and shall reimburse each Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto provided that TASA shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party and further provided that such Indemnified Party agrees to refund such reimbursed expenses if and to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then TASA shall contribute to amounts paid or payable by such Indemnified Party in respect of such losses, claims, damages and liabilities in such proportion as approximately reflects the relative benefits received by, in fault of, TASA and such Indemnified Party in connection with the matters as to which such losses, claims, damages and liabilities relate and other equitable considerations, provided however that nothing in this sentence shall be construed as altering or limiting in any way the effect of the proviso contained in the immediately preceding sentence.

          (b) JSCCF shall indemnify TASA and its affiliates and their respective directors, officers, employees, agents and controlling persons (TASA and each such other person and entity being an "Indemnified Party" for purposes of this Section) from and against any and all losses, claims, damages and liabilities, jointly or severally, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise related to or arising out of any transaction contemplated by this Agreement and the performance by TASA of its obligations contemplated by this Agreement, and shall reimburse each Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto provided that JSCCF shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party and further provided that such Indemnified Party agrees to refund such reimbursed expenses if and to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then JSCCF shall contribute to amounts paid or payable by such Indemnified Party in respect of such losses, claims, damages and liabilities in such proportion as approximately reflects the relative benefits received by, in fault of, JSCCF and such Indemnified Party in connection with the matters as to which such losses, claims, damages and liabilities relate and other equitable considerations, provided however that nothing in this sentence shall be construed as altering or limiting in any way the effect of the proviso contained in the immediately preceding sentence.

          6.  Complete Agreement.  This Agreement contains the
              ------------------
entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this Agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

          7.  Binding Effect; Assignment.  This Agreement shall
              --------------------------
be binding upon the parties hereto, their heirs, legal representatives, successors, and assigns and shall not be assignable by either party, except under prior written consent by both parties to this Agreement

          8.  Relationship of  the Parties.
              ----------------------------

          (a) Nothing in this Agreement shall be construed as establishing a partnership or joint venture between the parties hereto. TASA specifically understands that JSCCF is acting hereunder as an independent contractor. JSCCF's services hereunder are not exclusive and JSCCF at all times shall be free to perform the same or similar services for others which shall not be deemed a conflict of interest nor a breach of this Agreement, however JSCCF agrees not to perform the same or similar services for any company which is in direct competition with TASA.

          (b) TASA acknowledges that neither JSCCF nor any of its affiliates is an officer, director or agent of TASA, that in rendering advice or recommendations to TASA, JSCCF is not and will not be responsible for any management decisions on behalf of TASA. JSCCF acknowledges and agrees that JSCCF is not authorized or empowered to commit or bind TASA to any recommendation, agreement or course of action. TASA has the sole right, in the exercise of its business judgment and discretion, to approve or disapprove of any agreement, transaction or commitment introduced by JSCCF.

          9.  Disclosure.  Any financial advice rendered by JSCCF
              ----------
pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of JSCCF. All non-public information given to JSCCF by TASA will be treated by JSCCF as confidential information, and JSCCF agrees not to make use of such information other than in connection with its performance of this Agreement, provided, however, that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by JSCCF; (ii) was available to JSCCF prior to its disclosure to JSCCF by TASA, provided that such information is not known by JSCCF to be subject to another confidentiality agreement with another party; or (iii) becomes available to JSCCF on a non-confidential basis from a source other than TASA, provided that such source is not bound by a confidentiality agreement with TASA.

          10.  Miscellaneous.
               -------------

          (a) All final decisions with respect to consultation, advice and services rendered by JSCCF to TASA shall rest exclusively with TASA and JSCCF shall not have any right or authority to bind TASA to any obligation or commitment.

          (b) This Agreement shall be governed in accordance with the State of New York.

          (c) Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association; and any arbitration shall be conducted in the County of New York in the State of New York.


                                   TOUCHSTONE APPLIED SCIENCE
                                      ASSOCIATES, INC.


                                   By:    /s/  ANDREW L. SIMON
                                      -------------------------
                                        Andrew L. Simon
                                        President


                                   JERICHO STATE CAPITAL CORP.
                                     OF FLORIDA


                                   By:    /s/  RICHARD CHWATT
                                      -------------------------
                                        Richard Chwatt
                                        President